Press Release
FOR RELEASE: September 20, 2022

APOGEE ENTERPRISES REPORTS RECORD FISCAL 2023 SECOND QUARTER RESULTS

•Second-quarter revenue grows 14 percent, to record $372 million

•Second-quarter earnings increase to $1.68 per diluted share, which includes a tax benefit of $0.62 per share

•Adjusted earnings increase to record $1.06 per diluted share

•Full year adjusted earnings guidance increased to a range of $3.75 to $4.05 per diluted share

MINNEAPOLIS, MN, September 20, 2022 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2023 second quarter results. Second-quarter revenue grew 14.2 percent to a record $372.1 million, compared to $325.8 million in the second quarter of fiscal year 2022, led by growth in Architectural Framing Systems and Architectural Services. Earnings per diluted share increased to $1.68, compared to a net loss of $(0.08) per diluted share in the prior-year quarter. Earnings in the quarter benefited from a $13.7 million income tax deduction for a worthless stock loss related to the Sotawall business. Earnings in the prior-year quarter included $20.8 million of pre-tax restructuring costs. Adjusted earnings, which exclude the impact of the tax deduction and restructuring costs, increased to a record $1.06 per diluted share, compared to $0.53 in the second quarter of fiscal 2022.1

“This was another strong quarter for Apogee, with improving execution driving record results,” said Ty R. Silberhorn, Chief Executive Officer. “We’re now a year into implementing Apogee’s new enterprise strategy and we are continuing to build momentum in the company’s transformation. While a lot of work remains to reach our goals, I am proud of the progress our team has made in just twelve months since we launched our new strategy.”

Mr. Silberhorn continued, “Our effort to become the economic leader in our target markets is taking hold. We are improving execution and driving productivity gains across the company.

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

We’re building a more competitive cost structure and strengthening our ability to deliver differentiated products and services that provide more value for customers. These actions have driven significant margin expansion and positioned us for continued profitable growth as we move forward.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems second-quarter revenue grew 26 percent, to $172.9 million, from $137.0 million in the prior-year period, primarily driven by inflation-related pricing actions and a more favorable sales mix. Second quarter operating income increased to $20.5 million, compared to $8.4 million in last year’s second quarter, which included $2.0 million of restructuring costs. Excluding the restructuring costs, adjusted operating income2 in the prior year was $10.4 million. The increased income in this year’s second quarter was driven by improved pricing and mix, and the benefits from restructuring actions completed last year, which combined to offset the impact of inflation. Segment backlog at the end of the quarter was $286 million, compared to $310 million at the end of the first quarter. Framing Systems’ prior year results have been recast to reflect the move of the Sotawall business to the Architectural Services segment, which was effective at the beginning of this fiscal year.

Architectural Services
Architectural Services revenue grew 11 percent to $106.7 million, up from $96.4 million in the prior-year quarter, driven by increased volume from executing projects in backlog. Operating income was $5.5 million, compared to $7.1 million in the prior-year period, reflecting increased costs for investments to support future growth, partially offset by the higher volume. Segment backlog increased to $785 million, up from $681 million at the end of the first quarter, driven by significant new project wins in the transportation and healthcare markets. Prior-year results for Architectural Services have been recast to reflect the move of the Sotawall business into the segment, which was effective at the beginning of this fiscal year.

Architectural Glass
Architectural Glass revenue in the second quarter was $77.4 million, compared to $79.4 million in the prior-year quarter, primarily reflecting lower volume, partially offset by improved pricing. Operating income increased to $6.5 million, compared to an operating loss of $(17.0) million in last year’s second quarter, which included $17.4 million of restructuring costs. Excluding the restructuring costs, adjusted operating income in the prior year was $0.4 million. The increased income in this year’s second quarter was driven by improved pricing, productivity gains, and the positive impact of restructuring actions completed last year, which combined to offset the impact of inflation.

Large-Scale Optical
Large-Scale Optical revenue grew 7 percent to $25.2 million, compared to $23.5 million in the second quarter last year, primarily driven by higher volume. Operating income was $6.0 million, up from $5.5 million in last year’s second quarter, primarily reflecting higher volume and improved pricing, partially offset by cost inflation.

Financial Condition
In the second quarter, net cash provided by operating activities was $27.8 million, compared to $48.0 million in last year’s second quarter. Fiscal year to date, net cash used by operating activities is $2.6 million, compared to $54.9 million provided by operating activities in the prior-year period. The lower cash flow primarily reflects increased working capital related to revenue growth and inflation. Capital expenditures through the first half of the fiscal year were $9.3 million, compared to $10.1 million in the same period last year. Fiscal year to date, the company has returned $83.9 million of cash to shareholders through share repurchases and dividend payments, up from $32.5 million in the first half of fiscal 2022.
2 Adjusted operating income is a non-GAAP financial measure. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Quarter-end total debt was $251 million, compared to $163 million at the end of last year’s second quarter. Cash and cash equivalents were $22.1 million, compared to $61.8 million at the end of the second quarter of fiscal 2022.

Outlook
Based on second-quarter results and increasing confidence in its outlook, the company is raising its guidance for full-year adjusted earnings to a range of $3.75 to $4.05 per diluted share, up from the previously announced range of $3.50 to $3.90. The company expects full year revenue growth of 8 to 10 percent, primarily driven by growth in Architectural Framing Systems. The company now expects full-year capital expenditures of approximately $40 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include: impairment charges, restructuring costs, acquired project-related charges, gains or losses from significant asset sales, income tax deductions for worthless stock losses, and COVID-19 related expenditures.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

A reconciliation of non-GAAP guidance on Adjusted EPS to GAAP guidance is not available on a forward-looking basis without unreasonable effort due to the uncertainty of the magnitude and timing of future

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

adjustments. These adjustments may include, among others, the impact of such items as impairment charges, restructuring costs, acquired project-related charges, and gains or losses from significant asset sales. Accordingly, the company is unable to provide a reconciliation of Adjusted EPS to the most directly comparable GAAP financial measure or address the probable significance of the unavailable information, which could be material to the company's future financial results computed in accordance with GAAP.

An operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial number of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the company , including the following: (A) uncertainty regarding the potential impacts and duration of the COVID-19 pandemic; (B) U.S. and global economic conditions, including the cyclical nature of the North American and Latin American commercial construction industries and the potential impact of an economic downturn or recession; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) departure of key personnel and ability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could affect the profitability of individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in certain business segments; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other events for which the company is liable; (M) dependence on information technology systems and information security threats; (N) cost of compliance with and changes in environmental regulations; (O) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations; (P) integration of acquisitions and management of acquired contracts; (Q) impairment of goodwill or indefinite-lived intangible assets; (R) our ability to execute our strategy to become the economic leader in our target markets and build an operating model to enable profitable growth; (S) increases in costs related to employee health care benefits; (T) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers; (U) U.S. and global instability and uncertainty arising from events outside of our control; and (V) the impact of cost inflation and rising interest rates. . The company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

included in the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2022 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	August 27, 2022	August 28, 2021	% Change	August 27, 2022	August 28, 2021	% Change
Net sales	$372,109	$325,797	14%	$728,744	$651,803	12%
Cost of sales	287,173	277,795	3%	558,191	536,091	4%
Gross profit	84,936	48,002	77%	170,553	115,712	47%
Selling, general and administrative expenses	52,864	51,070	4%	105,265	102,739	2%
Operating income (loss)	32,072	(3,068)	(1,145)%	65,288	12,973	403%
Interest expense, net	1,698	1,072	58%	2,904	2,310	26%
Other expense (income), net	173	(105)	(265)%	1,483	209	610%
Earnings (loss) before income taxes	30,201	(4,035)	(848)%	60,901	10,454	483%
Income tax (benefit) expense	(7,188)	(1,919)	275%	781	1,753	(55)%
Net earnings (loss)	$37,389	$(2,116)	(1,867)%	$60,120	$8,701	591%

Earnings (loss) per share - basic	$1.71	$(0.08)	(2,238)%	$2.72	$0.34	700%
Earnings (loss) per share - diluted	$1.68	$(0.08)	(2,200)%	$2.66	$0.34	682%
Weighted average basic shares outstanding	21,860	25,140	(13)%	22,129	25,271	(12)%
Weighted average diluted shares outstanding	22,245	25,140	(12)%	22,563	25,637	(12)%
Cash dividends per common share	$0.2200	$0.2000	10%	$0.4400	$0.4000	10%

Business Segment Information
(Unaudited)
	Three Months Ended			Six Months Ended
(In thousands)	August 27, 2022	August 28, 2021	% Change	August 27, 2022	August 28, 2021	% Change
Net sales
Architectural Framing Systems	$172,867	$136,973	26%	$336,159	$273,741	23%
Architectural Services	106,732	96,370	11%	210,120	187,102	12%
Architectural Glass	77,352	79,373	(3)%	153,617	162,404	(5)%
Large-Scale Optical	25,166	23,543	7%	50,328	47,771	5%
Intersegment eliminations	(10,008)	(10,462)	(4)%	(21,480)	(19,215)	12%
Net sales	$372,109	$325,797	14%	$728,744	$651,803	12%
Operating income (loss)
Architectural Framing Systems	$20,512	$8,381	145%	$44,177	$16,752	164%
Architectural Services	5,490	7,139	(23)%	8,417	11,365	(26)%
Architectural Glass	6,457	(16,995)	(138)%	11,626	(14,867)	(178)%
Large-Scale Optical	5,991	5,483	9%	12,489	11,330	10%
Corporate and other	(6,378)	(7,076)	(10)%	(11,421)	(11,607)	(2)%
Operating income (loss)	$32,072	$(3,068)	(1,145)%	$65,288	$12,973	403%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	August 27, 2022	February 26, 2022
Assets
Cash and cash equivalents	$22,065	$37,583
Restricted cash	8,684	—
Current assets	393,469	300,309
Net property, plant and equipment	232,766	249,995
Other assets	291,990	299,976
Total assets	$948,974	$887,863
Liabilities and shareholders' equity
Current liabilities	233,383	231,946
Current debt	—	1,000
Long-term debt	250,834	162,000
Other liabilities	108,017	106,718
Shareholders' equity	356,740	386,199
Total liabilities and shareholders' equity	$948,974	$887,863

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Six Months Ended
(In thousands)	August 27, 2022	August 28, 2021
Net earnings	$60,120	$8,701
Depreciation and amortization	21,448	25,808
Share-based compensation	3,394	3,261
Asset impairment on property, plant, and equipment	—	15,403
Gain on disposal of assets	(695)	(1,355)
Other, net	14,538	2,234
Changes in operating assets and liabilities:
Receivables	(65,760)	15,520
Inventories	(17,636)	(3,607)
Costs and earnings on contracts in excess of billings	840	3,212
Accounts payable and accrued expenses	(8,226)	(10,895)
Billings in excess of costs and earnings on uncompleted contracts	21,051	(2,144)
Refundable and accrued income taxes	(20,486)	1,981
Operating lease liability	(6,684)	(6,240)
Other, net	(4,547)	3,028
Net cash (used) provided by operating activities	(2,643)	54,907
Capital expenditures	(9,255)	(10,121)
Proceeds from sales of property, plant and equipment	4,122	1,292
Other, net	450	66
Net cash used by investing activities	(4,683)	(8,763)
Borrowings on line of credit	409,880	—
Repayment on debt	(151,000)	(2,000)
Payments on line of credit	(171,000)	—
Payments on debt issuance costs	(687)	—
Proceeds from exercise of stock options	—	4,115
Repurchase and retirement of common stock	(74,312)	(22,419)
Dividends paid	(9,602)	(10,060)
Other, net	(2,815)	(1,853)
Net cash provided (used) by financing activities	464	(32,217)
(Decrease) increase in cash, cash equivalents and restricted cash	(6,862)	13,927
Effect of exchange rates on cash	28	617
Cash, cash equivalents and restricted cash at beginning of year	37,583	47,277
Cash, cash equivalents and restricted cash at end of period	$30,749	$61,821

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
Unaudited

	Three Months Ended		Six Months Ended
(In thousands)	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Net earnings (loss)	$37,389	$(2,116)	$60,120	$8,701
Worthless stock deduction(1)	(13,702)	—	(13,702)	—
Restructuring costs(2)	—	20,814	—	20,814
Income tax impact on above adjustments(3)	—	(5,203)	—	(5,203)
Adjusted net earnings	$23,687	$13,495	$46,418	$24,312

	Three Months Ended		Six Months Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Earnings (loss) per diluted common share	$1.68	$(0.08)	$2.66	$0.34
Worthless stock deduction(1)	(0.62)	—	(0.61)	—
Restructuring costs(2)	—	0.82	—	0.81
Income tax impact on above adjustments(3)	—	(0.20)	—	(0.20)
Adjusted earnings per diluted common share	$1.06	$0.53	$2.06	$0.95

Shares outstanding for EPS	22,245	25,140	22,563	25,637
Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount
(1)    Adjustment related to income tax benefit from worthless stock loss deduction related to the Sotawall business.
(2)    Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.
(3)    Income tax impact calculated using an estimated statutory tax rate of 25%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Three Months Ended August 27, 2022
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$20,512		11.9%	$6,457	8.3%	$(6,378)	$32,072	8.6%

	Three Months Ended August 28, 2021
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating (loss) income	Operating margin	Operating (loss) income	Operating (loss) income	Operating margin
Operating income (loss)	$8,381		6.1%	$(16,995)	(21.4)%	$(7,076)	$(3,068)	(0.9)%
Restructuring costs (1)	2,048		1.5	17,391	21.9	1,375	20,814	6.3
Adjusted operating income (loss)	$10,429	10429000	7.6%	$396	0.5%	$(5,701)	$17,746	5.4%

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

	Six Months Ended August 27, 2022
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$44,177		13.1%	$11,626	7.6%	$(11,421)	$65,288	9.0%

	Six Months Ended August 28, 2021
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating (loss) income	Operating margin	Operating (loss) income	Operating income	Operating margin
Operating income (loss)	$16,752		6.1%	$(14,867)	(9.2)%	$(11,607)	$12,973	2.0%
Restructuring costs (1)	2,048		0.8	17,391	10.7	1,375	20,814	3.2
Adjusted operating income (loss)	$18,800		6.9%	$2,524	1.6%	$(10,232)	$33,787	5.2%

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted EBITDA Reconciliation
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Net earnings (loss)	$37,389	$(2,116)	60,120	8,701
Income tax (benefit) expense	(7,188)	(1,919)	781	1,753
Interest expense, net	1,698	1,072	2,904	2,310
Depreciation and amortization	10,599	12,828	21,448	25,808
EBITDA	42,498	9,865	85,253	38,572
Restructuring(1)	—	20,814	—	20,814
Adjusted EBITDA	$42,498	$30,679	$85,253	$59,386

(1)    Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com